BJ SERVICES ANNOUNCES EXECUTIVE MANAGEMENT PROMOTIONS

Houston, Texas. March 23, 2007. BJ Services Company (BJS-NYSE, CBOE, PCX) announced today that David D. Dunlap has been appointed Executive Vice President and Chief Operating Officer of the Company and will be responsible for the Company's operations on a global basis. Mr. Dunlap has been with the Company for 22 years, most recently serving as the Company's Vice President - International operations since 1995.

Ronald F. Coleman has been appointed Vice President - North America Pressure Pumping Operations. Mr. Coleman has been with the Company for 29 years, responsible for the Company's U.S./Mexico operations since 1998.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)